Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2024 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--July 21, 2023--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first quarter of fiscal 2024 and three months ended June 30, 2023.

First quarter highlights

During its first fiscal quarter, World Acceptance Corporation continued to focus on credit quality and a conservative approach to its lending operations. Management believes that continuing to carefully invest in our best customers and closely monitoring performance will put the Company in a strong position throughout the fiscal year, particularly given the potentially challenging economic environment.

Highlights from the first quarter include:

  Net income of $9.5 million
  Diluted net income per share of $1.62
  Recency delinquency on accounts 90+ days past due improved from 4.1% at June 30, 2022, to 3.5% at June 30, 2023
  Gross loans outstanding of $1.40 billion, a 0.6% increase from March 31, 2023
  Total revenues of $139.3 million, including a 130 basis point yield increase compared to the same quarter in the prior year
  Cash flow from operating activities of $59.7 million for the three months ended June 30, 2023, a 2.7% increase from the same period in the prior year

Portfolio results

Gross loans outstanding were $1.40 billion as of June 30, 2023, a 14.9% decrease from the $1.64 billion of gross loans outstanding as of June 30, 2022. During the most recent quarter, gross loans outstanding increased sequentially 0.6%, or $8.0 million, from $1.39 billion as of March 31, 2023, compared to an increase of 7.8%, or $119.0 million, in the comparable quarter of the prior year. During the most recent quarter, we saw a decrease in borrowing from new, former, and refinance customers compared to the same quarter of the prior year due to the tighter underwriting standards implemented in prior quarters. We also took steps to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations. However, as early performance indicators on new borrowers improved substantially, the Company began to increase new borrower originations toward the end of the third quarter of fiscal 2023 and into the first quarter of fiscal 2024. We will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q1 FY 2024	Q1 FY 2023	Q1 FY 2022
New Customers	$34,647,578	$68,465,774	$53,321,912
Former Customers	$97,806,668	$117,241,356	$110,612,542
Refinance Customers	$588,767,136	$746,740,124	$590,269,556

Our customer base decreased by 14.8% during the twelve-month period ended June 30, 2023, compared to an increase of 11.4% for the comparable period ended June 30, 2022. During the quarter ended June 30, 2023, the number of unique borrowers in the portfolio increased by 1.5% compared to an increase of 0.2% during the quarter ended June 30, 2022.

As of June 30, 2023, the Company had 1,055 open branches. For branches opened at least twelve months, same store gross loans decreased 10.0% in the twelve-month period ended June 30, 2023, compared to an increase of 38.2% for the twelve-month period ended June 30, 2022. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2023, decreased 10.3% compared to an increase of 14.6% for the twelve-month period ended June 30, 2022.

Three-month financial results

Net income for the first quarter of fiscal 2024 increased to $9.5 million from a net loss of $8.6 million for the same quarter of the prior year. Net income per diluted share increased to $1.62 per share in the first quarter of fiscal 2024 from a net loss of $1.49 per share for the same quarter of the prior year.

Total revenues for the first quarter of fiscal 2024 decreased to $139.3 million, an 11.8% decrease from $157.9 million for the same quarter of the prior year. Interest and fee income declined 10.4%, from $130.21 million in the first quarter of fiscal 2023 to $116.62 million in the first quarter of fiscal 2024. Insurance income decreased by 5.9% to $16.0 million in the first quarter of fiscal 2024 compared to $17.0 million in the first quarter of fiscal 2023. The large loan portfolio increased from 53.4% of the overall portfolio as of June 30, 2022, to 57.4% as of June 30, 2023. The large loan percent of the mix decreased when compared to March 31, 2023, at which time it was 58.1%. Interest and insurance yields increased 140 basis points for the quarter ended June 30, 2023, relative to the quarter ended March 31, 2023, and 130 basis points relative to the quarter ended June 30, 2022. Other income decreased by 37.5% to $6.67 million in the first fiscal quarter of fiscal 2024 compared to $10.67 million in the first fiscal quarter of fiscal 2023. Other income in the prior year's first quarter includes a $3.1 million bargain purchase gain related to an acquisition.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology. This accounting methodology requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $39.2 million to $46.6 million from $85.8 million when comparing the first quarter of fiscal 2024 to the first quarter of fiscal 2023. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2024	FY 2023	Difference	Reconciliation
Beginning Allowance - March 31	$125.5	$134.2	$(8.7)
Change due to Growth	$0.7	$10.5	$(9.8)	$(9.8)
Change due to Expected Loss Rate on Performing Loans	$3.5	$16.8	$(13.3)	$(13.3)
Change due to 90 day past due	$(0.4)	$(5.9)	$5.5	$5.5
Ending Allowance - June 30	$129.3	$155.6	$(26.3)	$(17.6)
Net Charge-offs	$42.8	$64.4	$(21.6)	$(21.6)
Provision	$46.6	$85.8	$(39.2)	$(39.2)
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from substantially lower charge-offs, smaller increases in expected loss rates, and slower growth in the portfolio. The three most important factors impacting the expected loss rates on performing loans are recent actual loss performance, changes in mix of the portfolio tenure, and a seasonality factor.

Net charge-offs for the quarter decreased $21.6 million, from $64.4 million in the first quarter of fiscal 2023 to $42.8 million in the first quarter of fiscal 2024. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 16.9% in the first quarter of fiscal 2024 from 22.3% in the first quarter of fiscal 2023.

Accounts 61 days or more past due decreased to 5.6% on a recency basis at June 30, 2023, compared to 6.9% at June 30, 2022. Our allowance for credit losses as a percent of net loans receivable was 12.7% at June 30, 2023, compared to 13.0% at June 30, 2022.

We experienced significant improvement in recency delinquency on accounts at least 90 days past due, improving from 4.1% at June 30, 2022, to 3.5% at June 30, 2023. Recency delinquency for accounts 0-89 days past due also improved from 23.0% at June 30, 2022, to 20.2% at June 30, 2023.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last nine months we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2018	$319,827,964	$742,845,987	$1,062,673,951
06/30/2019	$429,461,205	$793,297,330	$1,222,758,535
06/30/2020	$355,437,073	$712,516,701	$1,067,953,773
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
06/30/2022	$522,860,576	$1,119,072,168	$1,641,932,744
06/30/2023	$342,360,417	$1,055,724,428	$1,398,084,846
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2018	$45,940,588	$35,035,681	$80,976,269
06/30/2019	$109,633,241	$50,451,343	$160,084,584
06/30/2020	$(74,024,133)	$(80,780,629)	$(154,804,762)
06/30/2021	$27,316,000	$127,928,141	$155,244,141
06/30/2022	$136,525,752	$282,209,077	$418,734,829
06/30/2023	$(180,627,987)	$(63,219,911)	$(243,847,898)
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
06/30/2018	30.1%	69.9%
06/30/2019	35.1%	64.9%
06/30/2020	33.3%	66.7%
06/30/2021	31.3%	68.7%
06/30/2022	31.8%	68.2%
06/30/2023	24.5%	75.5%

General and administrative (“G&A”) expenses decreased $3.5 million, or 4.9%, to $68.13 million in the first quarter of fiscal 2024 compared to $71.65 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 45.4% during the first quarter of fiscal 2023 to 48.9% during the first quarter of fiscal 2024. G&A expenses per average open branch decreased by 3.8% when comparing the first quarter of fiscal 2024 to the first quarter fiscal 2023.

Personnel expense decreased $3.4 million, or 7.5%, during the first quarter of fiscal 2024 as compared to the first quarter of fiscal 2023. Salary expense increased approximately $1.1 million, or 3.6%, in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. Our headcount as of June 30, 2023, decreased 5.3% compared to June 30, 2022, which offsets a portion of the salary expense increase. Benefit expense decreased approximately $1.7 million, or 18.4%, when comparing the quarterly periods ended June 30, 2023 and 2022. Incentive expense decreased $3.3 million, or 34.2%, in the first quarter of fiscal 2024 compared to the first quarter of fiscal 2023. The decrease in incentive expense is mostly due to a decrease in share-based compensation. Additionally, on July 1, 2022, we increased base wages for our financial service representatives to a minimum of approximately $15 an hour and eliminated the monthly bonus for the same position.

Occupancy and equipment expense decreased $0.6 million, or 4.6%, when comparing the quarterly periods ended June 30, 2023 and 2022. The current year's first quarter includes $0.3 million in expense related to the merger of branches during the quarter.

Advertising expense increased $0.5 million, or 24.5%, in the first quarter of fiscal 2024 compared to the first quarter of fiscal 2023 due to increased spending on customer acquisition programs.

Interest expense for the quarter ended June 30, 2023, increased by $1.1 million, or 9.6%, from the corresponding quarter of the previous year. Interest expense increased due to a 42% increase in the effective interest rate from 6.0% to 8.5%. The average debt outstanding decreased from $741.7 million to $593.2 million when comparing the quarters ended June 30, 2023 and 2022. The Company’s debt to equity ratio decreased to 1.5:1 at June 30, 2023, compared to 2.2:1 at June 30, 2022. As of June 30, 2023, the Company had $585.4 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $2.0 million of its previously issued bonds for a purchase price of $1.5 million during the quarter.

Other key return ratios for the first quarter of fiscal 2024 included a 3.3% return on average assets and a return on average equity of 10.7% (both on a trailing twelve-month basis).

There were no repurchases of common stock during the first quarter of fiscal 2024. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during fiscal 2023. This is in addition to the repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million. The Company had approximately 5.8 million common shares outstanding, excluding approximately 462,500 unvested restricted shares, as of June 30, 2023.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=trwLtcF4. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2023	2022
Revenues:
Interest and fee income	$116,619	$130,205
Insurance and other income, net	22,705	27,713
Total revenues	139,324	157,918

Expenses:
Provision for credit losses	46,602	85,822
General and administrative expenses:
Personnel	41,792	45,178
Occupancy and equipment	12,620	13,235
Advertising	2,750	2,208
Amortization of intangible assets	1,069	1,132
Other	9,894	9,897
Total general and administrative expenses	68,125	71,650

Interest expense	12,242	11,174
Total expenses	126,969	168,646

Income (loss) before income taxes	12,355	(10,728)

Income tax expense (benefit)	2,816	(2,162)

Net income (loss)	$9,539	$(8,566)

Net income (loss) per common share, diluted	$1.62	$(1.49)

Weighted average diluted shares outstanding	5,891	5,741

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30, 2023	March 31, 2023	June 30, 2022
ASSETS
Cash and cash equivalents	$15,989	$16,509	$13,303
Gross loans receivable	1,397,966	1,390,016	1,641,798
Less:
Unearned interest, insurance and fees	(379,967)	(376,675)	(447,290)
Allowance for credit losses	(129,343)	(125,553)	(155,651)
Loans receivable, net	888,656	887,788	1,038,857
Operating lease right-of-use assets, net	79,462	81,289	86,224
Finance lease right-of-use assets, net	—	—	505
Property and equipment, net	23,856	23,926	24,164
Deferred income taxes, net	43,272	41,722	46,596
Other assets, net	41,148	43,423	41,999
Goodwill	7,371	7,371	7,371
Intangible assets, net	14,220	15,291	18,839
Total assets	$1,113,974	$1,117,319	$1,277,858

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$299,776	$307,911	$481,393
Senior unsecured notes payable, net	285,620	287,353	295,645
Income taxes payable	3,812	2,533	7,061
Operating lease liability	81,989	83,735	88,304
Finance lease liability	—	—	46
Accounts payable and accrued expenses	45,889	50,560	52,926
Total liabilities	717,086	732,092	925,375

Shareholders' equity	396,888	385,227	352,483
Total liabilities and shareholders' equity	$1,113,974	$1,117,319	$1,277,858

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2023	2022

Gross loans receivable	$1,397,966	$1,641,798
Average gross loans receivable (1)	1,388,662	1,575,548
Net loans receivable (2)	1,017,999	1,194,508
Average net loans receivable (3)	1,013,007	1,152,981

Expenses as a percentage of total revenue:
Provision for credit losses	33.4%	54.3%
General and administrative	48.9%	45.4%
Interest expense	8.8%	7.1%
Operating income as a % of total revenue (4)	17.7%	0.3%

Loan volume (5)	721,234	932,379

Net charge-offs as percent of average net loans receivable on an annualized basis	16.9%	22.3%

Return on average assets (trailing 12 months)	3.3%	2.5%

Return on average equity (trailing 12 months)	10.7%	7.5%

Branches opened or acquired (merged or closed), net	(18)	(21)

Branches open (at period end)	1,055	1,146

_______________________________________________________

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800